Exhibit 23.1

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St, #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated April 12, 2008, accompanying the audited consolidated financial statements of Capital Markets Technologies, Inc. and Subsidiary at December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31,2007 and 2006 and the period June 29,1995 (date of inception) to December 31, 2007 and hereby consent to the incorporation by reference to such report in a Registration Statement S-1 Amended.

October 6, 2008	Madsen & Associates CPAs Inc

/s/ Madsen & Associates, CPA’s Inc.